UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2007

Apple Hospitality Five, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-50731	76-0713476
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple Hospitality Five, Inc. (which is referred to below as the “Company” or “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01.	Entry into a Material Definitive Agreement.

On July 13, 2007, we caused our subsidiary, AHF Nevada, Inc., to enter into a contract for the potential sale of one of our hotels located in Las Vegas, Nevada. The contract with MRC I Funding Corporation, as the purchaser, is for a Marriott Suites® containing 278 guest rooms. The purchase price for the hotel is $87,250,000. We do not, nor do any of our subsidiaries, have a material relationship with the purchaser other than through the contract and an affiliate of the purchaser, who manages several of the Company’s other properties. There can be no assurance at this time that our subsidiary will in fact close on the sale of this hotel.

The purchaser paid a deposit under the contract of $1,000,000. The deposit is refundable to the purchaser upon its election to terminate the contract during the “due diligence” period, which ends on July 31, 2007. During the due diligence period, the purchaser will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the hotel. The purchaser may terminate the contract at any time during the due diligence period. If a closing occurs under the contract, the deposit will be credited toward the purchase price.

Certain closing conditions must be met before or at the closing, and currently remain unsatisfied. They include but are not limited to the following: the purchaser having performed and complied in all material respects with the covenants under the contract; all third party consents having been obtained; and termination of the management agreement and owner agreement. If any of the closing conditions under the contract are not satisfied by the purchaser, our subsidiary may terminate the contract.

Accordingly, as of the date of this report and until the closing on the sale of the hotel, which is anticipated to take place in August 2007, there can be no assurance that our subsidiary will sell the hotel.

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality Five, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

July 17, 2007